As filed with the Securities and Exchange Commission on March 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSoftStone Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

International Software Plaza

Building 9 Zhongguancun Software Park

No. 8 West Dongbeiwang Road, Haidian District

Beijing 100193

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

iSoftStone Holdings Limited 2010 Performance Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Kurt Berney, Esq.

Portia Ku, Esq.

O’Melveny & Myers LLP

37th Floor, Plaza 66, 1266 Nanjing Road West

Shanghai, 200040

People’s Republic of China

(8621) 2307-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, par value US$0.0001 per share, issuable under the iSoftStone Holdings Limited 2010 Performance Incentive Plan	15,057,468 Ordinary Shares (1)(3)	US$0.4945 (2)	US$7,445,917.93 (2)	US$ 1,015.62 (2)

(1)

This Registration Statement covers, in addition to the number of ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of iSoftStone Holdings Limited, a Cayman Islands corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the iSoftStone Holdings Limited 2010 Performance Incentive Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price, per share and in the aggregate, and the registration fee were calculated based on the average of the high and low prices for the Registrant’s Ordinary Shares represented by American Depository Shares (“ADSs”) as reported on the New York Stock Exchange on February 26, 2013.

(3)

These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents ten Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-170867) filed on November 30, 2010, as amended, and Form F-6 (File No. 333-177785) filed on November 7, 2011, and any other amendment or report filed for updating such statements.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8. Pursuant to certain provisions of the Plan (referred to as the “evergreen provisions”), the number of Ordinary Shares that are available for award grant purposes under the Plan is automatically increased each year in accordance with a formula set forth in the Plan. In addition, the Plan provides that shares subject to awards granted under the Company’s prior equity incentive plans that are forfeited or cancelled without shares being issued become available for award grant purposes under the Plan. The additional securities registered hereby consist of 14,181,838 Ordinary Shares that were automatically added to the Plan, effective January 1, 2013, pursuant to the Plan’s evergreen provisions and 875,630 Ordinary Shares that were subject to forfeited awards under the prior plans and became available for grant under the Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8, filed with the Commission on January 12, 2011 (Commission File No. 333-171666 ) and February 24, 2012 (Commission File No. 333-179662);

(b)	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2011, filed with the Commission on April 27, 2012 and as amended by Form 20-F/A filed with the Commission on May 7, 2012 (Commission File No. 001-34989); and

(c)	The description of the Company’s Ordinary Shares and ADSs contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 30, 2010 (Commission File No. 001-34989).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

At the direction of the government of the PRC in accordance with the Scheme for the Localization Restructuring of Chinese-Foreign Cooperative Accounting firms, Deloitte Touche Tohmatsu CPA Limited has restructured to a new partnership and changed its name to Deloitte Touche Tohmatsu Certified Public Accountants LLP, effective from January 1, 2013. Deloitte Touche Tohmatsu Certified Public Accountants LLP has succeeded Deloitte Touche Tohmatsu CPA Limited for all purposes and assumed all of the obligations and rights of Deloitte Touche Tohmatsu CPA Limited with effect from January 1, 2013.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China on March 1, 2013.

iSoftStone Holdings Limited

By:	/s/ Tianwen Liu
Tianwen Liu
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tianwen Liu and Xiaosong Zhang, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tianwen Liu	Chief Executive Officer, Director	March 1, 2013
Tianwen Liu	(Principal Executive Officer)

/s/ Yong Feng	Director	March 1, 2013
Yong Feng

/s/ Chung-Kao Hsieh	Director	March 1, 2013
Chung-Kao Hsieh

/s/ Benson Tam	Director	March 1, 2013
Benson Tam

/s/ Al-Noor Gulamali Abdullah Ramji	Director	March 1, 2013
Al-Noor Gulamali Abdullah Ramji

/s/ Tom Manning	Director	March 1, 2013
Tom Manning

/s/ Xiaosong Zhang	Chief Financial Officer	March 1, 2013
Xiaosong Zhang	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on March 1, 2013.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	iSoftstone Holdings Limited 2010 Performance Incentive Plan. Filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on November 23, 2010 (File No. 333-170785), as subsequently amended, and incorporated herein by reference.

5	Opinion of Conyers Dill & Pearman (Cayman) Limited (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5).

24	Power of Attorney (included on the signature page to this Registration Statement).